Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2018 RESULTS

GREAT NECK, New York, March 18, 2019 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter and year ended December 31, 2018.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “In 2018, we continued to execute on our strategy to shift a larger percentage of our portfolio to industrial net leased properties by acquiring almost $80 million of industrial assets. Further, we opportunistically disposed of approximately $28 million of retail and other properties for a net gain of $5.3 million and also recognized a $2.1 million gain from properties sold by unconsolidated joint ventures. These efforts improved the quality of the portfolio while supporting the delivery of stable cash flows to fund our dividends. Looking ahead, we will continue to evolve the composition of our portfolio and work through the challenge currently presented by our assisted living facility located in Round Rock, Texas, which together will provide us the best opportunity to maximize long-term stockholder value.”

Fourth Quarter Operating Results:

Rental income for the three months ended December 31, 2018 increased 1.7% to $17.8 million, from $17.5 million in the corresponding quarter in the prior year, primarily reflecting the net impact of acquisitions and dispositions in 2018 and 2017.

Total operating expenses in the fourth quarter of 2018 were $14.7 million compared to $11.1 million for the three months ended December 31, 2017, primarily due to a $2.9 million increase in non-cash depreciation and amortization expense, including a $2.7 million, or $0.15 per diluted share, write-off of origination costs at a property located in Round Rock, Texas leased to a bankrupt tenant, and a $544,000 increase in real estate expense, including $380,000 of such expense related to the Round Rock property.

Net income attributable to One Liberty in the fourth quarter of 2018 was $150,000, or $(0.01) per diluted share. Diluted per share net income is negative due to the accounting treatment accorded the payment of dividends on restricted stock. Net income for the current quarter reflects a $1.7 million, or $0.09 per diluted share, loss on the sale of a Lincoln, Nebraska property, offset by $693,000 or $0.04 per share, of non-recurring income. Net income in the fourth quarter of 2017 was $4.2 million, or $0.22 per diluted share.

Funds from Operations, or FFO, was $10.1 million, or $0.52 per diluted share, for the quarter ended December 31, 2018, compared to $9.5 million, or $0.50 per diluted share, in the corresponding quarter of 2017. Adjusted Funds from Operations, or AFFO, was $10.1 million, or $0.52 per diluted share, for the quarter ended December 31, 2018, compared to $10.1 million, or $0.53 per diluted share in the corresponding quarter of the prior year.

Diluted per share net income, FFO and AFFO were impacted in the quarter ended December 31, 2018 by an average increase of approximately 527,000 shares in the weighted average number of shares of common stock outstanding due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Full Year 2018 Operating Results:

Rental income in 2018 grew 3.1% to $70.3 million from $68.2 million in 2017, primarily reflecting the net impact of acquisitions and dispositions in 2018 and 2017.

Total operating expenses during 2018 were $48.1 million compared to $44.0 million in 2017. Contributing to the increase was a $3.2 million increase in depreciation and amortization expense of which $2.7 million relates to the write-off of origination costs at the Round Rock, Texas property.

Net income attributable to One Liberty was $20.7 million, or $1.05 per diluted share, compared to $24.1 million, or $1.28 per diluted share, in 2017. Net income for 2018 includes $5.3 million, or $0.27 per diluted share, of net gains from property sales and $2.1 million, or $0.10 per diluted share, from the sale of properties by unconsolidated joint ventures. Net income for 2017 includes $9.8 million, or $0.53 per diluted share, of net gains from property sales.

FFO for 2018 was $38.9 million, or $2.02 per diluted share, compared to 2017 FFO of $36.2 million, or $1.94 per diluted share. AFFO for 2018 was $41.1 million compared to $39.1 million in the prior year, with AFFO per diluted share growing 1.9% to $2.13 in 2018, compared to $2.09 per diluted share in 2017.

Diluted per share net income, FFO and AFFO were impacted in 2018 by an average increase of approximately 577,000 shares in the weighted average number of shares of common stock outstanding due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and non-cash equity incentive programs.

Acquisitions and Dispositions in 2018:

The Company acquired eight industrial properties for $79.5 million. The Company expects to recognize in 2019 approximately $6.4 million of rental income from these properties, which contributed $1.5 million of rental income in 2018.

The Company sold three properties for gross proceeds of $27.7 million and recognized a net gain of $5.3 million from these sales. The properties sold contributed $2.1 million and $3.2 million of rental income in 2018 and 2017, respectively.

Unconsolidated joint ventures in which the Company had a 50% equity interest sold two properties for an aggregate gain to the Company of $2.1 million.

Balance Sheet:

At December 31, 2018, the Company had $15.2 million of cash and cash equivalents, total assets of $780.9 million, total debt of $448.5 million, and total stockholders’ equity of $297.1 million. In 2018 the Company generated proceeds of $61.7 million from mortgage financings, including $14.7 million of refinanced amounts.

During 2018, the Company raised net proceeds of approximately $3.1 million from the issuance of 126,300 shares of common stock pursuant to its at-the-market equity offering program.

At March 8, 2019, One Liberty’s available liquidity was $94.7 million, including $7.2 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and up to $87.5 million available under its credit facility.

Dividends:

On March 11, 2019, the Board of Directors declared a quarterly dividend on the Company’s common stock of $0.45 per share.  The dividend is payable April 5, 2019 to stockholders of record on March 26, 2019.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness, and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,
	2018	2017

ASSETS
Real estate investments, net	$705,459	$666,374
Investment in unconsolidated joint ventures	10,857	10,723
Cash and cash equivalents	15,204	13,766
Restricted cash	1,106	443
Unbilled rent receivable	13,722	14,125
Unamortized intangible lease assets, net	26,541	30,525
Other assets	8,023	6,630
Total assets	$780,912	$742,586

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,298 and $3,789 of deferred financing costs, respectively	$418,798	$393,157
Line of credit-outstanding, net of $312 and $624 of deferred financing costs, respectively	29,688	8,776
Unamortized intangible lease liabilities, net	14,013	17,551
Other liabilities	19,818	24,600
Total liabilities	482,317	444,084

Total One Liberty Properties, Inc. stockholders' equity	297,146	296,760
Non-controlling interests in consolidated joint ventures	1,449	1,742
Total equity	298,595	298,502
Total liabilities and equity	$780,912	$742,586

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental income, net	$17,797	$17,474	$70,298	$68,244
Tenant reimbursements	2,473	2,420	8,456	7,672
Lease termination fee	-	-	372	-
Total revenues	20,270	19,894	79,126	75,916

Operating expenses:
Depreciation and amortization	8,051	5,135	24,155	20,993
General and administrative	2,938	2,870	11,937	11,279
Real estate expenses	3,515	2,971	11,288	10,736
Federal excise and state taxes	83	80	370	481
Leasehold rent	77	77	308	308
Impairment loss	-	-	-	153
Total operating expenses	14,664	11,133	48,058	43,950

Other operating income
(Loss) gain on sale of real estate, net	(1,731)	-	5,262	9,837
Operating income	3,875	8,761	36,330	41,803

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	588	163	1,304	826
Equity in earning from sale of unconsolidated joint venture properties	-	-	2,057	-
Other income	703	8	720	407
Interest:
Expense	(4,667)	(4,430)	(17,862)	(17,810)
Amortization and write-off of deferred financing costs	(316)	(260)	(985)	(977)

Net income	183	4,242	21,564	24,249
Net income attributable to non-controlling interests	(33)	(37)	(899)	(102)

Net income attributable to One Liberty Properties, Inc.	$150	$4,205	$20,665	$24,147

Net income per share attributable to common stockholders-diluted	$(0.01)	$0.22	$1.05	$1.28

Funds from operations - Note 1	$10,052	$9,524	$38,879	$36,193
Funds from operations per common share-diluted - Note 2	$0.52	$0.50	$2.02	$1.94

Adjusted funds from operations - Note 1	$10,126	$10,081	$41,059	$39,065
Adjusted funds from operations per common share-diluted - Note 2	$0.52	$0.53	$2.13	$2.09

Weighted average number of common shares outstanding:
Basic	18,733	18,198	18,575	17,944
Diluted	18,748	18,269	18,588	18,047

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$150	$4,205	$20,665	$24,147
Add: depreciation and amortization of properties	7,946	5,053	23,792	20,674
Add: our share of depreciation and amortization of unconsolidated joint ventures	146	216	709	872
Add: impairment loss	-	-	-	153
Add: amortization of deferred leasing costs	105	83	363	319
Add (deduct): loss (gain) on sale of real estate	1,731	-	(5,262)	(9,837)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	-	-	(2,057)	-
Adjustments for non-controlling interests	(26)	(33)	669	(135)

NAREIT funds from operations applicable to common stock	10,052	9,524	38,879	36,193

Deduct: straight-line rent accruals and amortization of lease intangibles	(559)	(527)	(1,491)	(1,329)
Deduct: lease termination fee	-	-	(372)	-
(Deduct) add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(551)	10	(539)	36
Add: amortization of restricted stock and RSU compensation	857	792	3,510	3,133
Add: amortization and write-off of deferred financing costs	316	259	985	977
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	6	45	25
Adjustments for non-controlling interests	7	17	42	30

Adjusted funds from operations applicable to common stock	$10,126	$10,081	$41,059	$39,065

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$(0.01)	$0.22	$1.05	$1.28
Add: depreciation and amortization of properties	0.42	0.27	1.24	1.12
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.04	0.05
Add: impairment loss	-	-	-	0.01
Add: amortization of deferred leasing costs	0.01	-	0.02	0.02
Add (deduct): loss (gain) on sale of real estate	0.09	-	(0.27)	(0.53)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	-	-	(0.10)	-
Adjustments for non-controlling interests	-	-	0.04	(0.01)

NAREIT funds from operations per share of common stock-diluted (a)	0.52	0.50	2.02	1.94

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.03)	(0.02)	(0.07)	(0.07)
Deduct: lease termination fee	-	-	(0.02)	-
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(0.03)	-	(0.03)	-
Add: amortization of restricted stock and RSU compensation	0.04	0.04	0.18	0.17
Add: amortization and write-off of deferred financing costs	0.02	0.01	0.05	0.05
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-	-	-
Adjustments for non-controlling interests	-	-	-	-

Adjusted funds from operations per share of common stock-diluted (a)	$0.52	$0.53	$2.13	$2.09

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.